Exhibit 10.63

AMENDMENT NO. 1

ADDITIONAL BENEFITS PLAN OF

DEL MONTE CORPORATION

The Additional Benefits Plan of Del Monte Corporation , as amended and restated effective as of December 20, 2002 and as amended through January 1, 2005 (the “Plan”) is hereby amended pursuant to Section 6.1 of the Plan effective as of January 1, 2005.

This Amendment is intended to be a good faith, interim amendment for the purposes of good faith compliance with Internal Revenue Code Section 409A (“Section 409A”) and the guidance issued thereunder, including the transition period provisions. The Plan and this Amendment may be amended in whole or in part by the end of the applicable transition period under Section 409A and applicable to all or any part of the period from January 1, 2005 until the end of the transition period. Notwithstanding this Amendment, the Plan may be administered during the transition period for Section 409A in good faith compliance with any provisions of Section 409A or the guidance thereunder or any reasonable good faith interpretation thereof.

1.

Section 5.4(d) is amended by adding at the end the following:

For each calendar year, any election to defer an Additional Benefit shall be treated as and accounted for as a separately elected amount for which the time and form of payment may be established separately from each other year’s election.

2.

Section 4.3 is amended by deleting all subsections other than (a)(1).

3.

Section 4.4 is amended by deleting subsections (b) and (c).

4.

Sections 3, 4 and 5 are each amended by adding a new subsection at the end, Sections 3.5, 4.5 and 5.7, each to read as follows:

    .     Delay for Key Employees. Notwithstanding any other provisions of this Plan, if a Participant is a “specified employee”, as determined under Internal Revenue Code Section 409A(a)(2)(B)(i) with respect to the Corporation and its affiliates, and payment is made on account of the Participant’s termination of employment, the payment date shall be delayed to a date that is six months after the date of such termination of employment. Any payments that would have been made during the six-month delay shall be accumulated and paid on the first business day of the seventh month after the date of such event. As permitted under Code Section 409A, this delay shall not apply to any payment under a domestic relations order or for payment of taxes or such other event as may be provided in regulation and guidance issued by the Internal Revenue Service.

5.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be adopted by the Compensation and Benefits Committee of the Board of Directors of Del Monte Corporation and executed by its duly designated officer.

DEL MONTE CORPORATION

By:	/s/ Mark J. Buxton
Mark J. Buxton
Vice President, Human Resources

Date of Signing: December 14, 2006

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